Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
October 24, 2013	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Third Quarter Net Income of $735,883

MOUNT AIRY, NC - Surrey Bancorp (the “Company”, Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the third quarter of 2013.

For the quarter ended September 30, 2013, net income totaled $735,883 or $0.18 per fully diluted share, compared with $774,843 or $0.19 per fully diluted common share earned during the third quarter of 2012.

Earnings for the three months ended September 30, 2013, are 5.03 percent lower compared to the same period in 2012. The decrease is the result of a reduction in net interest income. Net interest income decreased from $2,347,448 in the third quarter of 2012 to $2,246,952 in 2013. Asset yields decreased from 5.32 percent to 4.73 percent from 2012 to 2013 partially due to the change in the mix of average earning assets. Average loans, the Company’s highest yielding assets, were 88.2 percent of total average earning assets during the quarter ended September 30, 2012, compared to only 83.1 percent during the 2013 quarter ended. Conversely, lower yielding deposits in other banks increased from an average of 9.5 percent of total average earning assets in 2012 to 14.1 percent in 2013. Loan yields were 6.00 percent in the third quarter of 2012 compared to 5.61 percent in the third quarter of 2013. Loan yields fell due to the prolonged low rate environment and competition. While the cost of deposits decreased from the third quarter of 2012, compared to 2013, the reduction was not enough to completely offset the lower loan yields. The cost of funds decreased from 0.85 percent in the third quarter of 2012 to 0.73 percent in the third quarter of 2013. The provision for loan losses decreased from $41,384 in the third quarter of 2012 to $12,317 in 2013. This decrease is due to a reduction in gross loans in the third quarter of 2013 versus the third quarter of 2012. This reduction offset an increase in charge offs compared to the third quarter of 2012. Net charge offs were $143,830 during the three months ended September 2013, compared to $110,410 in the third quarter of 2012. At September 30, 2013, the percentage of loans receiving pass credit risk grades was 97.8 percent, compared to 98.2 percent at December 31, 2012 and September 30, 2012. Although credit quality decreased slightly over the period, the portion of loans carrying government guarantees increased. At September 30, 2013, the guaranteed portion of loans equaled 24.9 percent of total loans, compared to 24.4 percent at December 31, 2012 and 22.1 percent at September 30, 2012. Noninterest income increased from $583,180 in the third quarter of 2012 to $613,162 in 2013. The increase results from revenue growth in the bank’s insurance subsidiary. Noninterest expense increased slightly from $1,654,467 in the third quarter of 2012, to $1,677,977 in 2013. This increase was primarily due to normal salary adjustments.

Loan loss reserves were $3,299,860 or 1.81 percent of total loans as of September 30, 2013. Non-performing assets were 1.66 percent of total assets at September 30, 2013, compared to 1.95 percent on that date in 2012. At September 30, 2013, the allowance for loan loss reserves equaled 94 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $239,343,856 as of September 30, 2013, an increase of 5.8 percent from $226,231,381 reported as of September 30, 2012. Total deposits were $193,695,070 at quarter-end 2013, a 5.6 percent increase from the $183,465,913 reported at the end of the third quarter of 2012. Net loans decreased 2.6 percent to $178,519,116, compared to $183,238,489 at September 30, 2012.

Net income for the nine months ended September 30, 2013, was $2,188,502 or $0.52 per diluted share, compared to $1,806,481or $0.43 per diluted share, for the same period in 2012.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia. The Bank has opened a Loan Production Office at 1328 North Bridge Street in Elkin, North Carolina.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	September 30, 2013	December 31, 2012	September 30, 2012
	(unaudited)		(unaudited)
Total assets	$239,344	$229,912	$226,231
Total loans	181,819	176,981	186,972
Investments	41,748	37,318	23,059
Deposits	193,695	187,823	183,466
Borrowed funds	7,750	7,750	7,750
Stockholders’ equity	34,303	32,237	31,950
Non-performing assets to total assets	1.66%	1.84%	1.95%
Loans past due more than 90 days to total loans	0.00%	0.39%	0.00%
Allowance for loan losses to total loans	1.81%	1.93%	2.00%
Book value per common share	$8.59	$8.01	$7.93

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income	$2,612	$2,750	$7,905	$8,237
Interest expense	365	403	1,147	1,275
Net interest income	2,247	2,347	6,758	6,962
Provision for loan losses	12	41	148	780
Net interest income after provision for loan losses	2,235	2,306	6,610	6,182
Noninterest income	613	583	2,068	1,815
Noninterest expense	1,678	1,654	5,199	5,131
Net income before taxes	1,170	1,235	3,479	2,866
Provision for income taxes	434	460	1,291	1,060
Net income	736	775	2,188	1,806
Preferred stock dividend declared	46	46	137	137
Net income available to common shareholders	$690	$729	$2,051	$1,669
Basic net income per share	$0.19	$0.21	$0.58	$0.47
Diluted net income per share	$0.18	$0.19	$0.52	$0.43
Return on average total assets	1.25%	1.40%	1.24%	1.08%
Return on average total equity	8.64%	9.78%	8.76%	7.75%
Yield on average interest earning assets	4.73%	5.32%	4.83%	5.30%
Cost of funds	0.73%	0.85%	0.77%	0.90%
Net yield on average interest earning assets	4.07%	4.54%	4.13%	4.48%
Overhead efficiency ratio	58.67%	56.45%	58.90%	58.46%
Net charge-offs (recoveries)/average loans	0.08%	0.06%	0.14%	0.52%

	Annualized for all periods presented.